Exhibit 99.1

CONTACTS
Investors: Eric Olsen 703.480.6705
Media: Sherry Peske 703.480.3632
Lafarge North America Reports Third-Quarter Results
and Declares Quarterly Cash Dividend
•	Sales up 12 percent in quarter; 15 percent year to date

•	Silver Grove Gypsum Plant Expansion Approved

•	$100 million stock buyback program authorized for 2006

•	Purchase of Ritchie Companies Completed
HERNDON, VA, November 7, 2005 —Lafarge North America Inc. (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today reported third-quarter 2005 net income of $172.1 million, or $2.17 per share diluted, compared with net income of $165.6 million, or $2.16 per share diluted in the third quarter of 2004. The results for the third quarter of 2004 include $2.3 million, or $0.02 per share diluted, related to litigation expenses from a settled case in our cement segment (see table below for reconciliation).
Operating income for the quarter was $278.5 million, up $12.3 million, or 5 percent, compared with the year-ago quarter, reflecting the contribution of higher prices in all product lines and continued strong performance in the gypsum segment. The strengthening of the Canadian dollar contributed $11 million to operating income during the quarter. Increased energy prices negatively affected operating income by $19.4 million during the quarter compared with the same period last year. Increased production costs, the impact of Hurricane Katrina, and softness in several markets held back growth in operating income during the quarter. Selling, general and administrative expenses were also higher, reflecting planned investments in an Enterprise Resource Planning system that will allow the company to manage its operations more efficiently across its many locations.
“Our volumes year-to-date remain ahead of 2004 record levels, although demand in some markets was weaker during the quarter,” said Philippe Rollier, president and chief executive officer of Lafarge North America. “Increased inflation, reduced cement plant production, and weather disruptions offset the gains we wanted to achieve this quarter. However, our pricing performance continues to be strong, and we expect to deliver strong earnings growth this year.”

Consolidated net sales during the quarter were $1.4 billion, up 12 percent over record sales in the same quarter last year. Excluding the favorable Canadian exchange rate effect, net sales were 8 percent higher than the same period last year.
Third-Quarter Results by Operating Segment
Aggregates, Concrete & Asphalt
The Aggregates, Concrete & Asphalt segment reported operating income of $133.7 million in the quarter, an increase of 2 percent compared with income of $131.4 million during the third quarter 2004. The strengthening of the Canadian dollar contributed $6.7 million to operating income during the quarter. Net sales for the quarter were $859.1 million, up 10 percent over the same period a year ago. Excluding the favorable impact of the exchange rate, revenues were 5 percent higher than the same period in 2004.
Aggregate (crushed stone, sand and gravel) shipments totaled 41.9 million tons during the quarter, 5 percent below 2004 levels primarily due to volume declines in eastern Canada and the Great Lakes markets. Canadian shipments declined 4 percent to 21.8 million tons, while U.S. shipments decreased 6 percent to 20.2 million tons. Volumes remained strong in both western Canada and western U.S. as residential and commercial construction has continued to grow, particularly in the Alberta and British Columbia markets. Average aggregate selling prices were up 6 percent compared with the year ago quarter, reflecting the successful implementation of a second price increase in key markets during the year. Gains from these pricing improvements, as well as continued cost control measures, more than offset the effects of volume declines and higher energy and subcontracting costs.
Ready-mixed concrete shipments were down 4 percent from the same time last year to 3.2 million cubic yards. In Canada, shipments increased 1 percent while U.S. volumes declined 11 percent. Most of the decline in U.S. volumes was due to temporary losses associated with Hurricane Katrina and cement shortages in the West. Softer market conditions in Montreal and Toronto were offset by stronger demand in other areas of Canada. Average ready-mix prices increased by 9 percent compared with the same period last year, but increased energy and fuel costs, as well as competitive pricing pressures in eastern Canada, more than offset these contributions to profits during the quarter.

Asphalt and paving sales volumes were slightly ahead of last year. Strong demand in western Canada and the western U.S. was partially offset by weakness in eastern Canada. Higher prices contributed to improved profitability, as the company was able to pass through higher costs associated with liquid asphalt cement, fuel and energy, as well as increased subcontractor activity.
Cement
The Cement segment reported operating income of $145.8 million during the quarter, a decline of $4 million, or 3 percent, compared with the third quarter 2004. The strengthening of the Canadian dollar contributed $5 million to operating income during the period. Net sales were $509.5 million, an increase of 12 percent compared with the third quarter 2004. Excluding the favorable impact of the exchange rate, revenues were up 9 percent from the same period last year.
Operating results were negatively affected by several demand and cost factors during the quarter. Cement sales volumes slowed to 4.7 million tons following strong growth during 2004 and the first half of 2005. U.S. volumes declined 4 percent compared with last year, while Canadian shipments increased 4 percent. Hurricane Katrina disrupted shipments in the Gulf Coast region, and market demand in the Great Lakes region and eastern Canada was weaker during the quarter. Market demand remained very strong in western Canada where volumes were up 19 percent over the third quarter 2004. Energy, raw material and other variable production costs were up significantly compared with the same period last year. In addition, production issues at a few cement plants, increased use of lower-margin imports, and higher logistical costs resulting from market shifts and hurricane activity negatively impacted profitability.
Average cement prices were up 11 percent from levels in the same quarter last year. A second price increase in 2005 was implemented during the third quarter in many U.S. markets. In the U.S., average cement prices during the current quarter were up 13 percent compared with the third quarter 2004, while prices in Canada were up 6 percent. A further price increase of $10 per ton in local currency has been announced in U.S. and Canadian markets effective January 1, 2006.

Gypsum
The Gypsum segment reported operating income of $18.4 million compared with $11.7 million in the third quarter 2004. Higher selling prices and continued strong sales volumes resulted in a $6.7 million improvement in operating income compared with the third quarter 2004.
Net sales were $105.8 million, an increase of 22 percent over the year-ago quarter. Wallboard sales volumes increased to 575 million square feet, 4 percent higher compared with the same period last year.
Production costs increased over the same period last year due to higher energy costs; however, pricing gains more than offset these increases. Gypsum wallboard prices increased to $155 per msf during the quarter, 19 percent higher than during the same period last year. Four price increases have been successfully implemented this year, including a price increase in September.
As previously announced, the company will recognize a recurring accelerated depreciation expense of $1.1 million each quarter in 2005 and during the first two quarters of 2006. This expense is related to old equipment that will be replaced during the modernization of the company’s gypsum drywall plant in Buchanan, NY.
Consolidated Nine-Month Results
For the first nine months of 2005, Lafarge North America recorded net income of $126.5 million, or $1.60 per share diluted. Excluding the one-time tax charge of $102.8 million, or $1.30 per share diluted, associated with the company’s cash repatriation from Canada for the first nine months of 2005, net income was $2.90 per share diluted. This compares with net income of $196.8 million, or $2.58 per share diluted, during the same period last year, which included $7.5 million, or $0.06 per share diluted, related to litigation expenses from a settled case in our cement segment (see table below for reconciliation). Consolidated net sales for the first nine months of 2005 were $3.2 billion, up 15 percent from $2.8 billion during the first nine months of 2004.
Lafarge North America’s financial position was very strong during the first nine months. Including cash, cash equivalents, and short-term investments of $282.1 million in 2005 and $590.1 million in 2004, net debt totaled $244.8 million as of September 30, 2005, compared with $224.7 million as of September 30, 2004. While, as of September 30, 2004, the company had $75 million of receivable securitization outstanding, as of September 30, 2005, the company had no receivable securitization outstanding. Taking this into account, net borrowings decreased by $54.9 million during the twelve months ending September 30, 2005.

Silver Grove Gypsum Plant Expansion Approved
At its meeting on Friday, November 4, 2005, the Board of Directors approved the expansion of the company’s state-of-the-art Silver Grove, Kentucky, gypsum drywall manufacturing facility. The company will invest approximately $120 million to install a new manufacturing line to increase the annual capacity of the plant from 900 million square feet of gypsum wallboard to 1,600 million square feet. The expanded facility will help to meet the growing needs of the company’s customers in the north central region of the U.S. by increasing the supply and the range of products available in these markets.
New Aggregates, Concrete and Asphalt Acquisition Completed
On November 4, 2005, the company completed the purchase of Ritchie Companies, a leading supplier of aggregates, concrete, asphalt and paving in the Wichita, Kansas area. The acquisition brings more than 450 employees, approximately two million tons of annual aggregate volumes, seven ready-mixed concrete plants, and one of the region’s largest paving contractors into the company’s growing business in the western U.S. These operations will be consolidated into the Aggregates, Concrete & Asphalt business segment.
Outlook
October cement volumes are ahead of last year’s levels; however, it is too early to determine if the softness seen in selected markets during the third quarter will continue. In addition, comparisons with the record fourth-quarter volumes of 2004 will be challenging, and will largely be determined by weather conditions. Demand in hurricane-affected regions is not expected to rebound until 2006.
Higher energy prices and inflation are expected to increase pressure on margins during the balance of the year. However, the company expects pricing power to remain strong and has announced further price increases for 2006.
The company expects to continue its year-to-date trend of strong earnings growth year-over-year.

Quarterly Dividend Declared
At its quarterly board meeting on Friday, November 4, 2005, the Board of Directors declared a cash dividend of twenty-four cents ($0.24) per share of Lafarge North America common stock, payable on December 1, 2005, to shareholders of record on November 15, 2005. The dividend is equivalent to an annual rate of $0.96 per share.
Stock Repurchase Plan
In July 2005, the Board approved a $40 million increase to its previous stock repurchase plan, effective July 26, 2005. Under the expanded plan, the company is authorized to spend up to $100 million to repurchase its common stock through December 31, 2005. During the first nine months of 2005, the company repurchased 988,000 shares of stock for a total of $61.4 million at an average price of $62.10 per share.
On November 4, 2005, the Board approved a share repurchase program to commence on January 1, 2006, and expire on December 31, 2006. Under this new program, the company is authorized to repurchase up to $100 million of its common stock from time to time in the market or through privately negotiated transactions.
Conference Call
Lafarge North America will broadcast its earnings conference call over the Internet beginning at 2 p.m., Eastern Standard Time on Monday, November 7, 2005. Interested investors may log on to the company’s Web site for further information at www.lafargenorthamerica.com. The conference call will also be archived on the company’s Web site for 90 days after the event.
Profile
Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2004, net sales exceeded $3.7 billion.

Lafarge North America’s majority shareholder is Lafarge S.A. (Paris Stock Exchange: LG; NYSE: LR). Lafarge, the world leader in building materials, holds top-ranking positions in all four of its divisions: Cement, Aggregates & Concrete, Roofing and Gypsum. Lafarge employs 77,000 people in 75 countries and posted sales of 14.4 billion euros in 2004.

LAFARGE NORTH AMERICA INC.
Consolidated Income Statement Information (1)
(unaudited and in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Net Sales
Aggregates, Concrete & Asphalt	$859.1	$780.0	$1,861.0	$1,650.5
Cement	509.5	456.2	1,159.0	1,008.2
Gypsum	105.8	87.1	297.4	240.5
Eliminations	(57.8)	(63.7)	(150.5)	(140.9)

Total Net Sales	$1,416.6	$1,259.6	$3,166.9	$2,758.3

Income from Operations
Aggregates, Concrete & Asphalt	$133.7	$131.4	$144.6	$138.6
Cement	145.8	149.9	258.3	244.1
Gypsum	18.4	11.7	48.4	23.3

	297.9	293.0	451.3	406.0
Corporate and unallocated expenses (2)	(19.4)	(26.7)	(66.1)	(69.7)

Total Income Before Interest and Income Taxes	278.5	266.3	385.2	336.3
Redeemable preferred shares dividends	(1.9)	(1.8)	(5.9)	(5.2)
Interest expense, net (2)	(6.1)	(8.6)	(20.0)	(25.5)

Earnings Before Income Taxes	270.5	255.9	359.3	305.6
Income tax provision	(98.4)	(90.3)	(232.8)	(108.8)

Net Income	$172.1	$165.6	$126.5	$196.8

Net Income per Share
Basic	$2.27	$2.22	$1.67	$2.65
Diluted	$2.17	$2.16	$1.60	$2.58
Average Number of Shares Outstanding
Basic	75.7	74.5	75.5	74.2
Diluted	79.5	76.7	79.0	76.3
NOTES:
(1)	Because of seasonal, weather-related conditions in several of the company’s markets, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Certain reclassifications have been made to prior periods to conform to the 2005 presentation.

Consolidated Balance Sheet Information
(in millions)

	September 30		December 31
	2005	2004	2004
	(unaudited)	(unaudited)	(audited)
Assets:
Cash, cash equivalents and short-term investments	$282.1	$590.1	$852.0
Other current assets	1,554.2	1,345.4	1,119.1
Property, plant and equipment, net	2,575.3	2,384.2	2,491.8
Other long-term assets	1,017.9	857.6	941.2

Total Assets	$5,429.5	$5,177.3	$5,404.1

Liabilities and Shareholders’ Equity:
Short-term borrowings and current portion of long-term debt	$58.9	$346.5	$356.5
Other current liabilities	869.1	595.6	692.8
Long-term debt	468.0	468.3	470.8
Other long-term liabilities	793.5	901.3	771.1
Shareholders’ equity	3,240.0	2,865.6	3,112.9

Total Liabilities and Shareholders’ Equity	$5,429.5	$5,177.3	$5,404.1

Indebtedness
Long-term debt, including current portion	$526.9	$814.8	$827.3
Cash, cash equivalents and short-term investments	(282.1)	(590.1)	(852.0)

Total debt, net of cash, cash equivalents and short-term investments	$244.8	$224.7	$(24.7)

NOTE: Certain reclassifications have been made to the 2004 balances to conform to the 2005 presentation.
Consolidated Cash Flow Information
(unaudited and in millions)

	Nine Months Ended September 30
	2005	2004
Net cash provided (used) by operating activities	$23.9	$(20.6)
Capital expenditures and acquisitions	(276.7)	(220.5)
Proceeds from property, plant and equipment dispositions	11.9	47.7
Cash provided (used) by financing activities	(326.9)	78.1
Redemptions of short-term investments	7.4	41.0
Effect of exchange rate changes	(3.1)	5.2
Other	1.0	1.1

Net decrease in cash and cash equivalents	(562.5)	(68.0)
Cash and cash equivalents at beginning of period	817.7	630.6

Cash and cash equivalents at end of period	$255.2	$562.6

Lafarge North America
Use of Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the company has provided information regarding diluted earnings per share (“EPS”) and net income excluding unusual items. Management believes EPS and net income excluding unusual items better reflect the ongoing performance of the company and enables management and investors to meaningfully trend, analyze and benchmark the performance of the company’s operations. These measures are also more comparable to financial measures reported by our competitors. EPS and net income excluding unusual items should not be considered substitutes for EPS and net income calculated in accordance with GAAP.
The tables below reconcile net income per share and net income prepared in accordance with GAAP to net income per share and net income excluding unusual items:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004

Diluted Net Income per Share:
Net income (GAAP basis)	$2.17	$2.16	$1.60	$2.58
Tax on Jobs Act related dividend repatriation	—	—	1.30	—
Cement litigation expenses	—	0.02	—	0.06

Adjusted Net Income per Share (Non-GAAP basic)	$2.17	$2.18	$2.90	$2.64

Net Income (in millions):

Net income (GAAP basis)	$172.1	$165.6	$126.5	$196.8
Tax on Jobs Act related dividend repatriation	—	—	102.8	—
Cement litigation expenses, net of tax	—	1.5	—	4.9

Adjusted Net Income (Non-GAAP basis)	$172.1	$167.1	$229.3	$201.7

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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